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CENTRAL
 HUDSON
     GAS & ELECTRIC CORP.          N E W S
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CONTACT: Denise VanBuren 914-471-8323


October 11, 1996

For Immediate Release

Presence of Residual Coal Tars Investigated in Newburgh, New York
            No Immediate Environmental Health Hazards

     Central Hudson filed a progress report today with the Department of Environmental Conservation (DEC) on a study conducted at a former manufactured gas plant and the adjacent Newburgh City Sewage Treatment Plant, which is located on a site formerly occupied by a shipbuilding yard, railroad yard and fill area.

     The preliminary results of the investigation, which are contained in the progress report, indicate the presence of a tar-like substance in portions of the study area.

     "Central Hudson does not believe that the tar-like substance observed poses an immediate environmental or a public health threat," according to Jeff Clock, the utility's Director of Environmental Affairs.

     "There is no source of drinking water at the location, nor are there any residential wells or water supplies within a half-mile radius of the property which is under examination," explained Clock. He also emphasized that the tar-like substance found on the property does not pose a health threat to workers at the site as long a appropriate safety practices are followed. He said the material is similar to that which is used to tar roofs or to seal driveways.

     The study is being conducted under the terms of a Consent Order which Central Hudson voluntarily entered into with the DEC. Soil, air and water samples were taken from the utility's property, from the adjoining City riverfront property and from the Hudson River, which borders the City's sewage treatment plant. The test borings at the site, including the adjacent river bottom, indicate the presence of a tar-like residue at a depth of approximately 15 feet below the land surface and several feet below the river bottom.

     Clock reported that the samples have been visually examined, but the results of laboratory analyses will not be available until early December. The lab analyses will more definitively characterize the nature of the substance.

     "The visual observations indicate that the substance could be tars and oils related to the manufacture of gas from coal which began in the mid-1800s by a predecessor company of Central
Hudson," said Clock.

     Gas for heating and lighting was produced on the site between 1852 and the early 1950s, when the plant was retired from service by Central Hudson.

     Through the Consent Order, Central Hudson is committed to investigating the substance and cleaning up any material originating from the old manufactured gas plant that poses a risk to the public health and the environment. The type of clean-up, if any, will be determined by the DEC, and the public will have an opportunity to comment on any proposed clean-up plan.

     Clock said, "Once Central Hudson obtains the laboratory results, it will prepare a report providing all of the data obtained through the investigation of the City's property and adjacent areas, including the Hudson River.

     Clock said, "Once Central Hudson obtains the laboratory results, it will prepare a report providing all of the data obtained through the investigation of the City's property and adjacent areas, including the Hudson River.

     "If upon accepting the report the DEC determined that the substance originated from the old manufactured gas plant or is otherwise the responsibility of Central Hudson, we will perform a risk assessment that will determine what, if any, public health and environmental risk is caused by the material. Following the assessment, a remedial plan will be proposed for DEC approval."

     As previously publicly reported, the City of Newburgh commenced a lawsuit against Central Hudson in May 1995 in federal court with respect to a tar-like residue found at the City's sewage treatment plant, which is a portion of the study area.

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